Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael DeVeau Chief Investor Relations & Communications Officer 212.708.7164 Michael.DeVeau@iff.com

IFF Appoints Barry A. Bruno to Board of Directors

New York, N.Y. (February 9, 2022) – IFF (NYSE: IFF) today announced the appointment of Barry A. Bruno to the Company’s Board of Directors as an independent director, effective February 8, 2022.

“We are pleased to welcome Barry to the IFF Board,” said Ed Breen, IFF Lead Director. “Barry’s leadership experience and track record with innovative, global consumer brands and deep international experience will benefit IFF’s shareholders, employees and customers as IFF executes its strategic and operating priorities.”

“I am honored to join IFF’s Board at this moment of great opportunity for the Company,” said Mr. Bruno. “IFF is an innovative, customer-centric leader in solutions with global reach and an impressive portfolio, and I look forward to contributing to IFF’s ongoing success.”

With the addition of Mr. Bruno as an independent director, the IFF Board will comprise 14 members. In connection with this appointment, IFF has entered into a cooperation agreement with Icahn Capital LP and its affiliates, pursuant to which Icahn Capital recommended Mr. Bruno as an independent director.

“Barry will make a strong addition to the IFF Board,” said Carl Icahn, CEO of Icahn Capital. “IFF is well-positioned, with the right strategic and operating plan to capitalize on global market trends and opportunities.”

Barry A. Bruno

Mr. Bruno is Executive Vice President and Chief Marketing Officer of Church & Dwight Co., Inc., a role he has held since October 2021. During his tenure with Church & Dwight, he has held the roles of Executive Vice President, International; Vice President, International Marketing and Global Markets Group; and Director – Export. He helped lead Church & Dwight’s growth in China and other international markets and has played a key role overseeing post-merger integration initiatives. Prior to joining Church & Dwight, Mr. Bruno held various senior leadership positions with Johnson & Johnson in its consumer, pharmaceutical and diagnostics business units.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.